SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDED CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2003

NETSCREEN TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-33387	77-0469208
(Commission File Number)	(IRS Employer Identification No.)

805 11th Avenue, Building 3, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(408) 543-2100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 7.	Financial Statements and Exhibits.

On November 14, 2003, NetScreen Technologies, Inc. (“NetScreen”) completed the acquisition of Neoteris, Inc., a Delaware corporation (“Neoteris”), through the merger of a wholly owned subsidiary of NetScreen with and into Neoteris, with Neoteris surviving as a wholly owned subsidiary of NetScreen (the “Merger”). This Amended Current Report on Form 8-K is filed to provide the financial information with respect to the Merger required by Item 7 of Form 8-K and to amend the language of sections (a) and (b) of Item 7 of the Form 8-K filed on November 26, 2003.

(a)	Financial statements of business acquired.

The required financial information of Neoteris in this Amended Current Report on Form 8-K/A is as follows:

(b)	Pro forma financial information.

The pro forma financial statements included in this Amended Current Report on Form 8-K/A are as follows:

Financial Statement Description	Page
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet	30
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations	31
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information	32

(c)	Exhibits.

2.1	Agreement and Plan of Merger, dated October 3, 2003, by and among the Registrant, Neon Acquisition Corp. and Neoteris, Inc. (incorporated by reference to Exhibit 2.1 to the NetScreen Current Report on Form 8-K filed on November 26, 2003).

23.1	Consent of Ernst & Young LLP, Independent Auditors.

99.1	Press Release issued on November 17, 2003 by the Registrant (incorporated by reference to Exhibit 99.1 to the NetScreen Current Report on Form 8-K filed on November 26, 2003).

Neoteris, Inc.

Consolidated Financial Statements

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors

Neoteris Inc.

We have audited the accompanying consolidated balance sheets of Neoteris, Inc. as of January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (net capital deficiency) and cash flows for the years then ended and for the period from June 16, 2000 (inception) to January 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Neoteris, Inc. at January 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended, and for the period from June 16, 2000 (inception) to January 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/    Ernst & Young LLP

March 24, 2003

San Francisco, CA

Neoteris, Inc.

Consolidated Balance Sheets

	October 31, 2003	January 31,
		2003	2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,858,268	$4,552,661	$16,678,229
Short-term marketable securities	10,200,420	4,888,962	—
Accounts receivable, net of allowance for doubtful accounts of $75,000 at October 31 and January 31, 2003	4,066,879	2,654,811	173,811
Prepaid expenses and other current assets	620,959	215,978	63,405
Inventory	519,648	315,538	16,019

Total currents assets	27,266,174	12,627,950	16,931,464
Property and equipment, net	783,231	534,206	170,191
Deposits and other assets	165,351	88,837	78,106

Total assets	$28,214,756	$13,250,993	$17,179,761

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$469,904	$426,401	$284,885
Accrued compensation	1,265,707	554,138	186,859
Deferred revenue	2,678,730	992,557	37,320
Other accrued liabilities	1,827,790	835,629	72,543

Total current liabilities	6,242,131	2,808,725	581,607
Liability for early exercised stock options	134,518	96,863	—
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, 13,736,966 shares authorized in 2003 and 2002; $0.0001 par value, issuable in series
Series A: 5,000,000 shares authorized; 5,000,000 shares issued and outstanding (aggregate liquidation preference of $5,000,000 in 2003)	500	500	500
Series B: 8,736,966 shares authorized; 8,181,966 and 8,045,600 shares issued and outstanding in 2003 and in 2002, respectively (aggregate liquidation preference of $14,999,998 in 2003)	818	818	805
Series C: 5,250,000 shares authorized; 5,054,589 shares issued and outstanding at October 31, 2003	505
Common stock, $0.0001 par value: 30,000,000 shares authorized in 2003 and 2002, 10,000,000 shares authorized in 2001; 4,366,394 and 4,333,802 shares issued and outstanding in 2003 and 2002, respectively	470	436	433
Additional paid-in capital	47,861,709	20,065,537	19,798,973
Accumulated deficit	(16,744,467)	(9,727,412)	(3,202,557)
Accumulated other comprehensive income	2,128	5,526	—
Deferred stock compensation	(9,283,556)	—	—

Total stockholders’ equity	21,838,107	10,345,405	16,598,154

Total liabilities and stockholders’ equity	$28,214,756	$13,250,993	$17,179,761

See accompanying notes.

Neoteris, Inc.

Consolidated Statements of Operations

	Nine Months Ended October 31, 2003	Nine Months Ended October 31, 2002	Years Ended January 31,		Period From June 16, 2000 (Inception) to January 31, 2001
			2003	2002
	(unaudited)	(unaudited)
Revenues:
Product	$15,485,375	$3,351,351	$6,622,534	$215,793	$—
Services	2,115,337	206,553	466,465	5,664	—

Total revenues	17,600,712	3,557,904	7,088,999	221,457	—
Costs and expenses:
Cost of revenue:
Product	2,188,709	589,749	1,114,113	15,960	—
Services	1,651,882	387,433	704,843	25,449	—
Research and development	6,601,857	3,328,778	4,683,337	1,694,075	70,014
Sales and marketing	12,359,083	3,624,045	5,901,198	1,121,873	5,207
General and administrative	1,978,757	1,027,611	1,406,151	568,332	10,069

Total costs and expenses	24,780,288	8,957,616	13,809,642	3,425,689	85,290

Operating loss	(7,179,576)	(5,399,712)	(6,720,643)	(3,204,232)	(85,290)
Interest income	211,189	178,191	200,418	86,965	—
Other loss	(48,668)	—	(4,630)	—	—

Net loss	$(7,017,055)	$(5,221,521)	$(6,524,855)	$(3,117,267)	$(85,290)

See accompanying notes.

Neoteris, Inc.

Consolidated Statements of Stockholders’ Equity (Net Capital Deficiency)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Net Capital Deficiency)
	Shares	Amount	Shares	Amount
Issuance of common stock for cash	—	$—	2,511,251	$251	$3,849	$—	$—	$4,100
Net loss	—	—	—	—	—	(85,290)	—	(85,290)

Balance at January 31, 2001	—	—	2,511,251	251	3,849	(85,290)	—	(81,190)
Issuance of Series A convertible preferred stock, net of issuance costs of $62,991	5,000,000	500	—	—	4,936,509	—	—	4,937,009
Issuance of Series B convertible preferred stock, net of issuance costs of $70,508	8,045,600	805	—	—	14,678,685	—	—	14,679,490
Issuance of common stock for cash	—	—	1,110,001	111	108,746	—	—	108,857
Issuance of common stock in connection with options exercised for cash	—	—	712,550	71	71,184	—	—	71,255
Net loss	—	—	—	—	—	(3,117,267)	—	(3,117,267)

Balance at January 31, 2002	13,045,600	1,305	4,333,802	433	19,798,973	(3,202,557)	—	16,598,154
Issuance of common stock to nonemployees for services	—	—	50,000	5	9,995	—	—	10,000
Issuance of Series B convertible preferred stock, net of issuance costs of $2,000	136,366	13	—	—	247,986	—	—	247,999
Repurchase of common stock	—	—	(224,533)	(23)	(35,108)	—	—	(35,131)
Issuance of common stock in connection with options exercised for cash	—	—	207,125	21	43,691	—	—	43,712
Net loss	—	—	—	—	—	(6,524,855)	—	(6,524,855)
Other comprehensive income:
Foreign currency transaction adjustment	—	—	—	—	—	—	162	162
Change in unrealized gain on investment	—	—	—	—	—	—	5,364	5,364

Total comprehensive income (loss)								(6,519,329)

Balance at January 31, 2003	13,181,966	$1,318	4,366,394	$436	$20,065,537	$(9,727,412)	$5,526	$10,345,405

See accompanying notes.

Neoteris, Inc.

Consolidated Statements of Stockholders’ Equity (Net Capital Deficiency)

(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Deferred Stock Compensation	Total Stockholders’ Equity (Net Capital Deficiency)
	Shares	Amount	Shares	Amount
Balance at January 31, 2003	13,181,966	$1,318	4,366,394	$436	$20,065,537	$(9,727,412)	$5,526	$—	$10,345,405
Issuance of Series C convertible preferred stock, net of issuance costs of $57,914	5,054,589	505			17,429,709				17,430,214
Repurchase of common stock			(13,229)	(1)	(1,739)				(1,740)
Issuance of common stock in connection with options exercised for cash			493,635	49	126,636				126,685
Reclassify proceeds of early exercise options			(130,073)	(14)	(37,639)				(37,653)
Issuance of options for common stock to non-employees for service					52,550				52,550
Deferred stock compensation					10,226,655			(10,226,655)
Amortization of deferred stock compensation								943,099	943,099

Net loss						(7,017,055)			(7,017,055)
Other comprehensive income:
Foreign currency transaction adjustment							(4,248)		(4,248)
Change in unrealized gain on investment							850		850

Total comprehensive income (loss)									(7,020,453)

Balance at October 31, 2003 (unaudited)	18,236,555	$1,823	4,716,727	$470	$47,861,709	$(16,744,467)	$2,128	$(9,283,556)	$21,838,107

See accompanying notes.

Neoteris, Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended October 31, 2003	Nine Months Ended October 31, 2002	Years ended January 31,		Period From June 16, 2000 (Inception) to January 31, 2001
			2003	2002
	(unaudited)	(unaudited)
Operating activities
Net loss	$(7,017,055)	$(5,221,521)	$(6,524,855)	$(3,117,267)	$(85,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	266,837	93,793	137,679	27,804	2,770
Non-employee stock-based compensation	995,648	10,000	10,000	—	—
Amortization of discount/premium of short-term marketable securities	(67,658)	(77,035)	(85,009)	—	—
Changes in assets and liabilities:
Accounts receivable	(1,412,068)	(1,375,006)	(2,481,000)	(173,811)	—
Other current assets	(404,981)	(64,064)	(152,573)	(79,424)	—
Inventory	(204,110)	(39,280)	(299,519)	—	—
Deposits and other assets	(76,514)	(731)	(10,731)	(78,106)	—
Accounts payable	43,503	(205,097)	141,516	284,885	—
Accrued compensation	711,569	288,913	367,279	186,859	—
Deferred revenue	1,686,173	455,319	955,237	37,320	—
Other accrued liabilities	992,161	527,914	763,086	54,543	18,000

Net cash used in operating activities	(4,526,495)	(5,606,795)	(7,178,890)	(2,857,197)	(64,520)

Investing activities
Acquisition of property and equipment	(475,862)	(281,392)	(501,694)	(189,372)	(11,393)
Purchase of short-term marketable securities	(19,742,951)	(12,315,497)	(14,998,589)	—	—
Maturities of short-term marketable securities	14,500,000	8,250,000	10,200,000	—	—

Net cash used in investing activities	(5,718,813)	(4,346,889)	(5,300,283)	(189,372)	(11,393)

Financing activities
Net proceeds from issuance of convertible preferred stock	17,430,214	247,999	247,999	19,616,499	—
Proceeds from issuance of common stock, net	89,032	140,574	43,712	180,112	4,100
Proceeds from early exercise of stock options	37,655		96,863	—
Payments from repurchase of common stock	(1,739)	(33,271)	(35,131)	—
Repayment of stockholders’ notes	—		—	(76,531)	76,531

Net cash provided by financing activities	17,555,162	355,302	353,443	19,720,080	80,631

Effect of changes in exchange rates	(4,347)	(170)	162	—
(Decrease) increase in cash and cash equivalents	7,305,607	(9,598,552)	(12,125,568)	16,673,511	4,718
Cash at beginning of period	4,552,661	16,678,229	16,678,229	4,718	—

Cash at end of period	$11,858,268	$7,079,677	$4,552,661	$16,678,229	$4,718

See accompanying notes.

Neoteris, Inc.

Notes to Consolidated Financial Statements

January 31, 2003

1. Description of the Business

Neoteris, Inc. (the Company) was incorporated in the state of Delaware in June 2000. The Company offers Instant Virtual Extranet appliances. The Company enables instant, secure access to corporate network resources from any standard Web browser for employees and corporate partners. The Company’s products improve security and deliver all the benefits of virtual private networks and extranets without the deployment cost, client administration, or complexity that is associated with these appliances.

The Company has incurred losses to date and expects to incur additional losses through at least January 31, 2004. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations through at least January 31, 2004. If anticipated operating results are not achieved, management intends to delay or reduce expenditures so as not to require additional financial resources, and/or to raise additional funds from the issuance of debt or equity securities if such funds are available on terms acceptable to the Company. See note 14.

All information for the nine months ended October 31, 2002 and 2003 and as of October 31, 2003 is unaudited. We have included all normal recurring adjustments that we considered necessary to give a fair presentation of our operating results for the periods presented.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the amounts of the Company and its wholly owned subsidiaries, Neoteris India and Neoteris United Kingdom, which commenced operations in May and October 2002, respectively. All significant intercompany balances and transactions have been eliminated in consolidation. No significant subsidiary balances existed as of January 31, 2003.

Cash Equivalents and Short-Term Investments

The Company considers cash and all highly liquid investment securities purchased with an original maturity of less than three months at the date of purchase to be cash equivalents. Investment securities with original maturities greater than three months and remaining maturities of less than one year are classified as short-term investments.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cash Equivalents and Short-Term Investments (continued)

All investments in debt securities have been designated as available-for-sale. Available-for-sale securities are held at market value, as determined based on quoted market prices, with unrealized gains and losses reported as a separate component of stockholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other income and expense. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, investments, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short maturities. The fair value of investments in marketable debt securities is estimated based on quoted market prices. The carrying value of those securities as of each period presented approximates their fair value.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three years. Leasehold improvements are amortized over the shorter of its useful life or the lease term.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), which was adopted on February 1, 2002. The Company regularly evaluates its long-lived assets for indicators of possible impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. The Company had not recorded any impairment of long-lived assets at January 31, 2003.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Inventory

Inventories are valued at the lower of cost (average cost method) or market (net realizable value). Inventories consisted solely of finished goods.

Concentration of Credit Risk

Financial instruments that subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with one high-credit quality financial institution. The Company performs periodic evaluations of the relative credit standing of this financial institution.

The Company sells its products and services to customers and resellers in North America, Asia and Europe. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Management believes that any risk of loss for trade receivables is mitigated by the Company’s ongoing credit evaluations of its customers.

The Company had six customers (19%, 11%, 11%, 11%, 10% and 10%) that accounted for 10% or more of total revenue for the year ended January 31, 2002. The Company did not have any customers that accounted for 10% or more of total revenue for the year ended January 31, 2003.

Allowance for Doubtful Accounts

The Company maintains a reserve for potentially uncollectible accounts receivable based on its assessment of collectibility. The Company assesses collectibility based on a number of factors, including past history, the number of days an amount is past due (based on invoice due date), credit ratings of customers, current events and circumstances regarding the business of customers and other factors that are believed to be relevant. Charges for uncollectible accounts are included as a component of operating expenses in the consolidated statements of operations. At January 31, 2003, the reserve for potentially uncollectible accounts was $75,000.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Research and Development

Research and development costs are expensed when incurred. SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, all product development costs have been charged to operations as incurred.

Revenue Recognition

The Company’s software product is embedded on a hardware device (a “server”). As the software element of the product is more than incidental, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-9, Modification of 97-2, Software Revenue Recognition with Respect to Certain Transactions. Revenue from product sales is recognized when persuasive evidence of an agreement exists, delivery of the server product has occurred, the fee is fixed or determinable, and collectibility is probable. For arrangements that include multiple elements, such as product sales combined with maintenance, the total arrangement fee is allocated among each element of the arrangement using the residual method. Under the residual method, revenue is allocated to the undelivered elements based on vendor-specific objective evidence of fair value of the undelivered elements, and the residual amounts of revenue are allocated to delivered elements. If evidence of the fair value of one or more undelivered elements does not exist, revenue is deferred and recognized when delivery of those elements occurs or when fair value can be established. Revenue to resellers is recognized upon shipment to the end-user customer.

Maintenance agreements provide technical support and the right to unspecified software upgrades on an if-and-when-available basis. Maintenance revenue is recognized ratably over the term of the support period (generally one year), and training and other service revenues are recognized as the related services are provided unless there are customer acceptance provisions in which case revenue is deferred until acceptance. The unrecognized portion of amounts paid in advance is recorded as deferred revenue.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Advertising Expenses

Advertising costs are charged to expense as incurred. Advertising expenses during the years ended January 31, 2003 and 2002 amounted to $189,134 and $142,090, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s subsidiaries, located in India and the United Kingdom, operate primarily using local functional currencies. Accordingly, all assets and liabilities of these subsidiaries are translated using exchange rates in effect at the end of the period, and revenue and costs are translated using average exchange rates for the period. The resulting translation adjustments are presented as a separate component of accumulated other comprehensive income.

Comprehensive Income (Loss)

Components of comprehensive income (loss) include net loss and certain transactions that are reported directly to the statements of stockholders’ equity. The components of the comprehensive income (loss) include foreign currency translation gains and unrealized holding gains on investments.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), the Company has elected to follow Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations in accounting for its employee stock option grants, and to disclose the pro forma effect of SFAS 123.

The Company has elected to follow APB 25, and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS 123, as amended by SFAS 148, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee and director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

SFAS 123 requires that stock option information be disclosed as if the Company had accounted for its employee stock options granted under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using the minimum value method option pricing model assuming no dividend yield or volatility factors and the following weighted-average assumptions:

	2003	2002
Risk-free interest rate	3.7%	4.4%
Weighted-average expected life (in years)	4	4

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

	Nine Months Ended October 31, 2003	Years ended January 31,		Period From June 16, 2000 (Inception) To January 31, 2001
		2003	2002
	(unaudited)
Net loss, as reported	$(7,017,055)	$(6,524,855)	$(3,117,267)	$(85,290)
Less: total stock-based employee compensation expense determined under fair-value-based method for all awards	(35,150)	(19,026)	(1,660)	—

Pro forma net loss	$(7,052,205)	$(6,543,881)	$(3,118,927)	$(85,290)

The weighted-average fair value of stock options granted in the years ended January 31, 2003 and 2002, was $0.26, and $0.07, respectively. Pro forma amounts are not representative of future years.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is remeasured as the underlying options vest.

Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect the adoption of the recognition and measurement provisions of FIN 45 to have a material impact on its financial position, results of operations or cash flows.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”). SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted these disclosure provisions. The Company will continue to account for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, using the intrinsic value method. Accordingly, the adoption of SFAS 148 is not anticipated to have a material effect on the Company’s financial position, results of operations or cash flows.

In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of EITF Issue No. 00-21 will have on its results of operations and financial condition.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

3. Cash and Cash Equivalents, and Short-Term Investments

The following is a summary of cash and cash equivalents, and short-term investments as of January 31, 2003:

	Cost	Gross Unrealized Gains	Estimated Fair Value
Cash	$335,673	$—	$335,673
Money market funds	4,216,988	—	4,216,988
Government debt securities	4,883,598	5,364	4,888,962

	$9,436,259	$5,364	$9,441,623

Reported as:
Cash and cash equivalents	$4,552,661	$—	$4,552,661
Short-term marketable securities	4,883,598	5,364	4,888,962

	$9,436,259	$5,364	$9,441,623

The following is a summary of cash and cash equivalents, and short-term investments as of January 31, 2002:

	Cost	Gross Unrealized Gains	Estimated Fair Value
Cash	$41,263	$—	$41,263
Money market funds	16,636,966	—	16,636,966

	$16,678,229	$—	$16,678,229

Reported as: Cash and cash equivalents	$16,678,229	$—	$16,678,229

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

4. Property and Equipment

Property and equipment consisted of the following at:

	January 31,
	2003	2002
Computers and equipment	$342,204	$133,293
Purchased software	303,837	50,604
Leasehold improvement	4,987	—
Furniture and fixtures	1,228	—
Office equipment	50,203	16,868

	702,459	200,765
Accumulated depreciation and amortization	(168,253)	(30,574)

	$534,206	$170,191

5. Other Accrued Liabilities

Other accrued liabilities consisted of the following:

	January 31,
	2003	2002
Accrued professional and consulting fees	$164,484	$22,000
Accrued commission and related benefits	414,629	—
Accrued warranty	17,850	—
Other	238,666	50,543

	$835,629	$72,543

6. Commitments and Contingencies

The Company rents its facilities under operating leases. Rent expense was $417,000 and $135,000 for the years ended January 31, 2003 and 2002, respectively.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

Future minimum lease payments under noncancelable operating leases were as follows as of January 31, 2003:

Operating Leases
Years ending January 31:
2004	$416,538
2005	372,295
2006	38,456

Total minimum payments	$827,289

Contingencies

From time to time, the Company may be subject to claims that arise in the normal course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the Company’s financial position, cash flows, or results of operations. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows in a particular period.

7. Stockholders’ Equity

Stock Option Plans

The 2001 Stock Plan allows for the granting of incentive stock options, nonstatutory stock options, stock bonuses and rights to acquire restricted stock to employees and consultants for the purchase of common stock. The Company has authorized 3,378,748 shares of common stock for this plan. The incentive stock option price under this plan, as determined by the Board of Directors, will not be less than 110% of the fair value at the date of grant if the grantee owns more than 10% of Company stock or 110% of the fair value for a nonstatutory grant and restricted stock owned, respectively. For other recipients, the exercise price of each incentive stock option will not be less than 100% of the fair market value of the common stock (subject to the provisions regarding a 10% stockholder). The exercise price of each nonstatutory stock option will not be less than 85% of the fair market value of the common stock at the date of grant

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Stock Option Plans (continued)

(subject to the provisions regarding a 10% stockholder). The incentive and non-statutory stock options will not be exercisable after the expiration of 10 years from the date they were granted. The options granted to an employee who is not an officer, director or consultant will provide for vesting of the total number of shares of common stock at a rate of 1/4 of the total number of shares on the one-year anniversary of the vesting commencement date and 1/48 vesting per month thereafter. Options granted to officers, directors or consultants may be made fully exercisable at any time or during any period established by the Company. The plan allowed for early exercise through May 2002. In the event an optionholder’s continuous service terminates, the optionholder may exercise his or her option to the extent vested, but only within such period of time ending on the earlier of i) the date three months following the termination or (ii) the expiration of the term of the option.

The option may include a provision whereby the optionholder may elect at any time to exercise the option prior to the full vesting of the option. Stock bonuses may also be awarded in conjunction with past services actually rendered to the Company. The shares of common stock awarded under the stock bonus agreement may be subject to a share repurchase option in accordance with a vesting schedule to be determined by the Board of Directors.

Restricted stock grants may be issued to employees and consultants. The purchase price will not be less than 100% of the common stock’s fair market value on the date such award is made.

During the year ended January 31, 2002, the Company granted a total of 22,500 options to consultants at an exercise price of $0.10 per share. As of January 31, 2003, all options were vested. The Company determined the fair market value of the options using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 4.52%, an option life of 10 years, a volatility factor of 1.0, and a dividend yield of zero. The value of these options was deemed immaterial. Therefore, no expense was recorded.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Stock Option Plans (continued)

Activity under the Company’s option plan was as follows:

	Options Available for Grant	Options Outstanding		Weighted- Average Exercise Price
		Number of Shares	Price Per Share
Balance at January 31, 2001	—	—	$—	$—
Options authorized for future issuance	3,378,748	—	$—	$—
Options granted	(832,550)	832,550	$0.10	$0.10
Options canceled	30,000	(30,000)	$0.10	$0.10
Options exercised		(712,550)	$0.10	$0.10

Balance at January 31, 2002	2,576,198	90,000	$0.10	$0.10
Options granted	(2,123,250)	2,123,250	$0.20-$0.30	$0.26
Options canceled	62,500	(62,500)	$0.10-$0.20	$0.16
Options exercised	—	(207,125)	$0.10-$0.30	$0.21

Balance at January 31, 2003	515,448	1,943,625	$0.10-$0.30	$0.26

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$0.01 - $0.10	63,500	8.562	$0.10	26,833	$0.10
$0.11 - $0.20	629,250	9.185	$0.20	—
$0.21 - $0.30	1,250,875	9.498	$0.30	—

	1,943,625	9.366	$0.26	26,833	$0.10

The weighted-average fair value of options granted was $0.26 and $0.07 for the years ended January 31, 2003 and 2002, respectively.

At January 31, 2003, 836,396 shares of common stock issued pursuant to the exercise of options were subject to repurchase, of which proceeds of $96,863 from 375,875 shares have been reclassified from the statement of stockholders’ equity to long-term liabilities. For the remaining common stock, 1,739,062 shares were subject to repurchases.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Common Stock

During the year ended January 31, 2003, the Company issued 50,000 shares of common stock to a consultant upon execution of a consulting agreement. No cash was received for the common stock and, accordingly, the Company recorded $10,000 of compensation expense, reflecting the fair value of shares issued, in the statement of operations for the year ended January 31, 2003.

At January 31, 2003, the Company had reserved shares of common stock for future issuance as follows:

Conversion of convertible preferred stock	13,181,966
Stock option plans	2,459,073

15,641,039

Convertible Preferred Stock

The authorized, issued and outstanding shares of convertible preferred stock were as follows at January 31, 2003 and 2002:

	January 31, 2003			January 31, 2002
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Shares Authorized	Shares Issued and Outstanding
Series A	5,000,000	5,000,000	$5,000,000	5,000,000	5,000,000
Series B	8,736,966	8,181,966	14,999,998	8,736,966	8,045,600

	13,736,966	13,181,966	$19,999,998	13,736,966	13,045,600

Conversion and Voting Rights

The holders of Series A and B convertible preferred stock have the right to convert their preferred shares at any time into shares of common stock at an initial conversion ratio of one-to-one. All preferred shares are automatically convertible at the applicable conversion rate in the event of either (i) the election of holders of a majority of the then-outstanding preferred stock,

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Conversion and Voting Rights (continued)

voting together as a class, or (ii) the closing of an underwritten initial public offering of the Company’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate proceeds of at least $15,000,000 at a public offering price of at least $3.67 per share.

Dividends

The holders of Series A and B convertible preferred stock are entitled to receive noncumulative dividends at the annual rate of $0.08 and $0.15 per share, respectively, from legally available funds when, as, and if declared by the Board of Directors. As of January 31, 2003, no dividends had been declared.

Liquidation

Upon liquidation of the Company, the holders of Series A and B convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price plus any declared and unpaid dividends.

If the assets and funds distributed among the holders of the convertible preferred stock will be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the compensation legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive after the payment of the full liquidation preference of the preferred stock. If assets remain, the holders of common stock will receive all of the remaining assets of the compensation legally available for distribution, if any, pro rata based on the number of shares of common stock held by each such holder.

The holders of convertible preferred stock are entitled to one vote for each share of common stock into which such preferred stock could be converted. The voting rights of preferred stockholders are equal to the voting rights of holders of common stock.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

8. Warrants

During the year ended January 31, 2002, the Company entered into a distributor agreement, whereby the Company was obligated to grant warrants for Series B preferred stock to the distributor upon achievement of defined revenue milestones. The agreement was for three years and had the potential to require the granting of warrants for up to 550,000 shares upon achievement of all milestones. The warrants were to be granted with an exercise price equal to the fair market value at the date the milestone is achieved, be immediately vested upon grant, and have a five-year life. The agreement was terminated during the year ended January 31, 2003, and as the contingencies were never met, no warrants were issued.

9. Barter Transaction

During the year ended January 31, 2002, the Company entered into a reciprocal transaction for marketing services with one of its distributors. The two companies entered into an agreement allowing for the use of a universal marketing services center and distribution rights. The Company paid $1,500,000 and received $1,250,000 from the distributor. The net of the amounts paid and received was taken as a marketing expense of $250,000 during the year ended January 31, 2002, and the Company recorded no revenues under this transaction, as there was no discernable fair value for the products and services rendered.

10. Related-Party Transaction

One of the members of the Company’s Board of Directors is co-founder of a customer; one of the members of the Company’s Board of Directors is an employee of a customer. This customer is a vendor as well. In addition, one of the advisors of the Company’s Board of Directors is an employee of a customer. For the years ended January 31, 2003 and 2002, net revenues to these three related-party customers were approximately $254,500 and $15,000, respectively. As of January 31, 2003 and 2002, the related party customers had an outstanding trade receivable to the Company for approximately $5,400 and $19,000, respectively. For the year ended January 31, 2003, the total expenses to the related-party vendor were approximately $157,300. During the period ended January 31, 2001, the founders of the Company contributed equipment totaling $76,531, for which the Company executed notes payable. All amounts were paid off during the year ended January 31, 2002.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

11. Segment Information

The Company has one operating segment, the sale of instant virtual extranet appliances, and has operations in the United States, the United Kingdom and India. Revenues by geographic region based on customer location were as follows:

	Nine Months Ended October 31, 2003	Years ended January 31,		Period From June 16, 2000 (Inception) To January 31, 2001
		2003	2002
Revenues:
North America	$13,036,041	$6,364,646	$221,457	$—
Asia	1,830,704	503,130	—	—
Europe	2,733,967	221,223	—	—

Total	$17,600,712	$7,088,999	$221,457	$—

12. Income Taxes

As of January 31, 2003 and 2002, the Company had deferred tax assets of approximately $3,926,000 and $1,270,000 respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $2,656,000 and $1,236,000 during the years ended January 31, 2003 and 2002, respectively. Deferred tax assets primarily relate to net operating loss and tax credit carryforwards.

As of January 31, 2003, the Company had net operating loss and research and development tax credit carryforwards for federal income tax purposes of approximately $9,289,000, and $147,000, respectively. The federal net operating loss and tax credit carryforwards will expire at various dates beginning in 2020, if not utilized.

The Company also had state net operating loss and research and development tax credit carryforwards of approximately $6,918,000 and $154,000, respectively. The state net operating loss will expire at various dates beginning in 2012, if not utilized. The state research and development tax credits do not expire.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Neoteris, Inc.

Notes to Consolidated Financial Statements (continued)

13. Subsequent Events

In February 2003, the Company issued 5,054,589 shares of Series C convertible preferred stock at $3.4622 per share in exchange for cash totaling $17,500,000.

The holders of Series C convertible preferred stock have the right to convert their preferred shares at any time into shares of common stock at an initial conversion ratio of one-to-one. Series C convertible preferred stock shares are automatically converted at the applicable conversion rate in the event of either (i) the election of holders of a majority of the then-outstanding preferred stock, voting together as a class or (ii) the closing of an underwritten initial public offering of the Company’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate proceeds of at least $15,000,000 at a public offering price of at least $6.92 per share.

The holders of Series C convertible preferred stock are entitled to receive noncumulative dividends at the annual rate of $0.2770 per share from legally available funds when, as, and if declared by the Board of Directors.

Upon liquidation of the Company, the holders of Series C convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to $3.4622 plus any declared and unpaid dividends.

14. Acquisition by NetScreen Technologies (Unaudited)

On November 14, 2003, the Company was acquired by NetScreen Technologies, Inc. (“NetScreen”) through merger, with Neoteris surviving as a wholly-owned subsidiary of NetScreen.

NETSCREEN TECHNOLOGIES, INC.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information gives effect to the acquisition of Neoteris, Inc. (“Neoteris”) by NetScreen Technologies, Inc. (“NetScreen”). The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 and the unaudited pro forma condensed combined consolidated statements of operations are based on the historical financial statements of NetScreen and Neoteris after giving effect to the merger as a purchase of Neoteris by NetScreen using the purchase method of accounting and the adjustments described in the accompanying notes to the pro forma financial information. The merger was completed on November 14, 2003.

The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 gives effect to the merger as if it occurred on September 30, 2003. The NetScreen consolidated balance sheet information included therein was derived from NetScreen’s audited consolidated balance sheet. The Neoteris balance sheet information included therein was derived from Neoteris’ unaudited October 31, 2003 balance sheet. The unaudited pro forma condensed combined consolidated statement of operations for the year ended September 30, 2003 gives effect to the merger as if it occurred on October 1, 2002 and, due to different fiscal years, was derived from NetScreen’s audited statement of operations for the year ended September 30, 2003 and Neoteris’ unaudited statement of operations for the year ended October 31, 2003. Due to different fiscal years, Neoteris unaudited results of operations for the three months ended January 31, 2003 have been included in both the unaudited pro forma condensed combined consolidated statements of operations for the year ended September 30, 2003 and in the audited results of operations for the year ended January 31, 2003. Neoteris unaudited net loss was $1.3 million in the three months ended January 31, 2003. During the three months ended January 31, 2003, Neoteris had revenues of $3.5 million and incurred $4.0 million of operating expenses.

Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. Independent valuation specialists conducted an independent valuation of a significant portion of these assets, which has been considered in the following unaudited pro forma condensed combined consolidated financial information. The unaudited pro forma condensed combined consolidated financial information has been prepared by NetScreen’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had NetScreen and Neoteris been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of this Current Report on Form 8-K/A. This unaudited pro forma condensed combined consolidated financial information should be read in conjunction with NetScreen’s historical financial statements and accompanying notes included in its Form 10-K filed with the SEC on December 24, 2003, and the historical financial statements of Neoteris included in this Form 8-K/A.

NETSCREEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2003

(in thousands)

	Historical
	NetScreen Technologies, Inc.	Neoteris, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$53,914	$11,858	$(14,609	)(h)	$51,163
Short-term investments	286,738	10,200	—		296,938
Restricted cash	38		—		38
Accounts receivable net	35,874	4,067	(1)		39,940
Refundable Income Taxes	943	—	—		943
Inventories	2,501	520	237	(e)(f)	3,258
Deferred Income Taxes	28,368	—	—		28,368
Other current assets	6,613	621	—		7,234

Total current assets	414,989	27,266	14,373		427,882
Property and equipment	10,667	783	—		11,450
Restricted cash	823	—	—		823
Deferred income taxes	5,640	—	—		5,640
Intangible assets	4,781	—	35,575	(a)	40,356
Goodwill	54,271	—	196,400	(b)	250,671
Other assets	552	166	—		718

Total assets	$491,723	$28,215	$217,602		$737,540

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,230	$470	$—		$8,700
Accrued expenses	17,204	1,827	6,692	(c)(n)	25,723
Accrued compensation	12,234	1,266	—		13,500
Deferred revenue	54,364	2,679	(1,270	)(f)	55,773
Current portion of restructuring liabilities	648	—	—		648
Current portion of debt and capital lease obligations	72	—	399	(j)	471

Total current liabilities	92,752	6,242	5,821		104,815

Restructuring and other liabilities, less current portion	2,042	135	1,532	(j)(l)	3,709

Deferred income taxes	—	—	3,909	(k)	3,909

Total liabilities	94,794	6,377	11,262		112,433

Stockholders’ equity:
Preferred stock	—	47,574	(47,574	)(l)	—
Common stock	82	—	—		82
Additional paid-in capital	493,668	290	272,022	(l)(d)(m)	765,980
Accumulated deficit	(81,030)	(16,744)	16,744	(l)	(81,030)
Accumulated other comprehensive gain	234	2	(2	)(l)	234
Deferred stock compensation	(15,977)	(9,284)	(34,850	)(d)(l)	(60,111)
Stockholders’ notes receivable	(48)	—	—		(48)

Total stockholders’ equity	396,929	21,838	206,340		625,107

Total liabilities and stockholders’ equity	$491,723	$28,215	$217,602		$737,540

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

NETSCREEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003

(In thousands, except per share amounts)

	Historical
	NetScreen Technologies, Inc.	Neoteris Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product	$200,352	$18,757	$—		$219,109
Maintenance and service	44,990	2,375	—		47,365

Total revenues	245,342	21,132	—		266,474

Cost of revenues:
Product	43,437	2,689	7,425	(a)(d)(l)	53,551
Maintenance and service	12,683	1,994	(41	)(l)	14,636

Total cost of revenues	56,120	4,683	7,384		68,187

Gross margin	189,222	16,449	(7,384)		198,287

Operating expenses:
Research and development	43,944	7,956	9,599	(d)(l)	61,499
Sales and marketing	88,911	14,636	8,710	(a)(d)(l)	112,257
General and administrative	19,173	2,357	3,781	(d)(l)	25,311

Total operating expenses	152,028	24,949	22,090		199,067

Income (loss) from operations	37,194	(8,500)	(29,474)		(780)
Interest and other income, net	4,185	180	(219	)(i)	4,146

Income (loss) before income taxes	41,379	(8,320)	(29,255)		3,366
Benefit (provision) for income taxes	10,141	—	3,245	(g)	13,386

Net income (loss)	$51,520	$(8,320)	$(26,010)		$16,752

Basic net income (loss) per share	$0.65				$0.19

Shares used in computing basic net income (loss) per share	79,110		8,988		88,098

Diluted net income (loss) per share	$0.61				$0.18

Shares used in computing diluted net income (loss) per share	84,694		8,988		93,682

Includes stock-based compensation of the following:
Cost of product revenues	$1,564	$17	$763		$2,344
Cost of maintenance and service revenues	1,099	41	(41)		1,099
Research and development	7,633	273	9,599		17,505
Sales and marketing	10,136	398	4,690		15,224
General and administrative	2,783	267	3,781		6,831

Total stock-based compensation	$23,215	$996	$18,792		$43,003

Includes amortization of intangible assets of the following:
Cost of product revenues	$744		$6,662		$7,406
Research and development	92		—		92
Sales and marketing	142		4,020		4,162

Total amortization of intangible assets	$978		$10,682		$11,660

See accompanying notes to unaudited pro forma condensed combined consolidated financial information.

NETSCREEN TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

Basis of Presentation

NetScreen acquired Neoteris on November 14, 2003 for a total purchase price of $267.1 million in a transaction accounted for as a purchase. NetScreen will pay $20 million in cash and will issue 9.7 million shares of NetScreen common stock with a fair value of $220.0 million for all of the outstanding stock of Neoteris. The common stock was valued using NetScreen’s average closing stock price for two days before the day of, and two days after the transaction was announced, which was $22.68 per share. NetScreen also assumed all of the outstanding stock options of Neoteris which were converted into options to purchase 1.2 million shares of NetScreen common stock. NetScreen will pay Neoteris stockholders and option holders up to an additional $30 million in cash upon the achievement of certain revenue milestones. The fair value of the options assumed, net of deferred stock compensation, was $2.4 million. The options were valued using the Black-Scholes option pricing model using a volatility factor of 68%, expected lives of three years, a risk-free interest rate of 2.06% and a market value of $22.68 per share as described above. The total purchase price includes an estimate of the direct costs associated with the transaction totaling approximately $1.3 million.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. Management’s best estimates of the fair values of the assets and liabilities of Neoteris have been combined with the recorded values of the assets and liabilities of NetScreen in the unaudited pro forma condensed combined consolidated financial information.

The allocation of the preliminary purchase price is summarized below (in thousands):

	Amount
Fair value of net liabilities assumed	$(9,032)
Developed Technology	22,100
Trademark	1,950
Customer Base	5,675
Purchase Orders	650
Non-Compete	5,200
Goodwill	196,400
Deferred stock compensation	44,135	*

Total purchase price	$267,078

*	Deferred compensation on unvested stock options and restricted common stock converted was based on the portion of the intrinsic value (fair value less the exercise price) at November 14, 2003 related to the future vesting period as follows: intrinsic value multiplied by the remaining vesting period divided by total vesting period.

Of the total estimated purchase price, approximately $196.4 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Neoteris’ net tangible and intangible assets to a preliminary estimate of those assets fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in interest income and amortization expense resulting from the estimated fair value adjustments to net tangible assets, and to reflect the income tax effect related to the pro forma adjustments.

NetScreen has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to reflect the preliminary estimate of the fair value of intangible assets. Those assets consist of developed technology, trademarks and customer related intangibles. The preliminary fair value was $35.6 million with estimated useful lives of 0.2 to 4 years, resulting in increased amortization expense of $10.7 million for the year ended September 30, 2003.

(b)	Adjustment to reflect the preliminary estimate of the fair value of goodwill.

(c)	Adjustment to reflect the estimated direct transaction costs of $1.3 million.

(d)	Adjustment to record the deferred stock compensation and amortization related to unvested stock options assumed. The preliminary estimate was based on the intrinsic value of the stock options on November 14, 2003 for stock options outstanding on November 14, 2003. The deferred compensation related to the unvested stock options is being amortized on a straight-line basis over the remaining vesting period of these options. The deferred stock compensation recorded was $44.1 million, resulting in increased amortization expense of $19.8 million for the year ended September 30, 2003.

(e)	Adjustment to record inventory to fair value.

(f)	Adjustment to reflect the preliminary estimate of the fair value of NetScreen’s legal performance obligations under Neoteris’ software maintenance and support contracts and to eliminate historical amounts of Neoteris’ deferred revenue that does not represent a legal performance obligation to the combined company.

(g)	To adjust the pro forma tax provision to reflect the estimated effective tax rate of the combined company.

(h)	Adjustment to record cash consideration paid to Neoteris’ stockholders as partial consideration for their shares of Neoteris common stock.

(i)	Net adjustment to reduce interest income that would not have been earned if the transaction had taken place on October 1, 2002.

(j)	Adjustment to eliminate Neoteris’ historical restructuring liability and to record for duplicate facilities.

(k)	To adjust the pro forma deferred tax liability of the combined company

(l)	Adjustment to eliminate Neoteris’ historical stockholders’ equity, including deferred compensation of Neoteris of $9.3 million.

(m)	To record the estimated value of NetScreen’s shares to be issued for Neoteris common stock and Neoteris options to be assumed in the transaction of $206.2 million.

(n)	To record accrued consideration payable post-close upon the vesting of restricted stock, exercise of converted stock options and expiration of a one-year escrow period of $5.4 million.

Pro forma Earnings Per Share

The pro forma basic earnings per share is based on (1) the historical weighted average number of shares of NetScreen’s common stock outstanding, (2) historical weighted average number of Neoteris’ common stock outstanding multiplied by the common stock exchange ratio and (3) the weighted average number of stock options issued under the Neoteris 2001 Stock Plan. The pro forma diluted earnings per share is based on the historical weighted average number of shares outstanding adjusted for the items noted above plus the historical weighted average diluted effect of NetScreen’s outstanding stock options, and the historical weighted average number of shares of Neoteris’ common stock outstanding multiplied by the common stock exchange ratio plus the weighted average dilutive effect of Neoteris’ stock options outstanding multiplied by the option exchange ratio.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended current report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCREEN TECHNOLOGIES, INC.

Date: January 28, 2004	By:	/s/ Remo E. Canessa

Remo E. Canessa Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated October 3, 2003, by and among the Registrant, Neon Acquisition Corp. and Neoteris, Inc. (incorporated by reference to Exhibit 2.1 to the NetScreen Current Report on Form 8-K filed on November 26, 2003).

23.1	Consent of Ernst & Young LLP, Independent Auditors.

99.1	Press Release issued on November 17, 2003 by the Registrant (incorporated by reference to Exhibit 99.1 to the NetScreen Current Report on Form 8-K filed on November 26, 2003).